Exhibit 99.2

EXTENDED STAY AMERICA APPOINTS KEVIN A. HENRY AS EXECUTIVE VICE PRESIDENT

AND CHIEF HUMAN RESOURCES OFFICER

CHARLOTTE, N.C. – Aug. 18, 2014 – Extended Stay America, Inc. (NYSE: STAY) (the “Company”) today announced that Kevin A. Henry will join the Company as the Executive Vice President and Chief Human Resources Officer, effective immediately. Mr. Henry will report directly to Chief Executive Officer Jim Donald and will be responsible for all aspects of the Company’s human resource functions and guest relations across the portfolio’s nearly 700 locations in the U.S. and Canada. Mr. Henry will succeed Robert Joyce, who is retiring. Mr. Joyce will continue in an advisory capacity until the end of the year.

“Kevin is proficient in developing and supporting large employee based organizations and joins our company with an exceptional track record of achieving greater productivity, quality of service and cost-effectiveness,” said Jim Donald, Chief Executive Officer of Extended Stay America. “Kevin is a valuable addition to our team and we’re fortunate to have him join our Executive Leadership Team. Finally, we would like to thank Bob for his leadership and contributions to Extended Stay America over the past several years, and his assistance as we transition this role.”

Mr. Henry joins Extended Stay America with more than 20 years of experience in human resources, most recently as Senior Vice President and Chief Human Relations Officer of Charlotte-based corporation, Snyder’s-Lance Inc. (NASDAQ: LNCE). Mr. Henry was responsible for the company’s human resources, public and government affairs, community relations and communications functions. Additionally, Mr. Henry co-authored with executive teams and the company’s Board of Directors, multi-year strategic plans and annual operating priorities, budget and financial objectives intended to drive a superior rate of return for shareholders. Previous to his position at Snyder’s-Lance Inc., Mr. Henry was Chief Human Resources Officer of Coca-Cola Bottling Co. Consolidated.

Mr. Henry is a graduate of Cornell University School of Industrial Labor Relations, where he received his Bachelor of Science in Industrial Labor Relations. He has earned a number of significant professional achievements, including being recognized as top HR Executive in US Business by ExecRank and garnering a “Top 40 under 40” acknowledgment by Charlotte Business Journal. Mr. Henry currently serves on the Boards of The Charlotte Chamber of Commerce, The Harvey B. Gantt Center and Johnson C. Smith University as well as holding the position as Chairman of the Board of Trustees for Charlotte Latin Day School and Johnson C. Smith University’s Board of Visitors.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 682 hotels in the U.S. and Canada comprising approximately 76,000 rooms and employs approximately 10,000 employees in its hotel properties and headquarters. The Company owns and operates hotels under the core brand Extended Stay America®, which serves the mid-priced extended stay segment, and other brands. Visit www.extendedstay.com for more information about the Company and its services.

Contacts

Investors:

Kay Sharpton

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com